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                                             Exhibit 10(r)


                  EMPLOYMENT AGREEMENT BETWEEN
            THE ADVEST GROUP, INC. AND GRANT W. KURTZ

     THIS EMPLOYMENT AGREEMENT is entered into as of this first day of October, 1997 between GRANT W. KURTZ ("Mr. Kurtz") and The
Advest Group, Inc. ("Advest").

                       W I T N E S S E T H

     WHEREAS, Mr. Kurtz has been employed by Advest since 1985 and has served as its President since March 1995; and

     WHEREAS, the parties now wish to enter into this Agreement
(the "Employment Agreement") to set forth their mutual understanding concerning Mr. Kurtz's continued employment by Advest;

     NOW, THEREFORE, for good and valid consideration the parties agree as follows:

     1.   Employment and Duties.  Advest hereby agrees to employ
Mr. Kurtz as President, to perform all of the duties and responsibilities normally performed and pertinent to this office, reporting to and under the direction of the Chief Executive
Officer.  Mr. Kurtz agrees to be so employed.

     2. Term. The term of this Agreement shall commence as of October 1, 1997 and continue through September 30, 2002, unless earlier terminated pursuant to Section 5. The term "Agreement Term" shall mean the term of this Agreement plus any extensions thereto.

     3.   Compensation.   Mr. Kurtz's compensation shall be
established each year by the Compensation Committee of the Board of Directors and will include both salary and additional compensation under the Management Incentive Plan ("MIP") adopted by the Board of Directors. In no event shall Mr. Kurtz's salary be less than his salary as of the date this Agreement is executed, or any amount to which his salary is thereafter increased; provided, however, that Mr. Kurtz's salary shall with his written consent be subject to reduction in the event of a reduction in the salaries of senior executive officers of Advest
generally.   Nor will Mr. Kurtz's share of the MIP be less than
any other participant eligible for MIP other than the Chief
Executive Officer.

     4. Representations. Mr. Kurtz agrees that during the term of his employment with Advest he will not be employed by any other person or organization except for Advest subsidiaries and except also for outside directorships in accordance with Advest's usual policies.

     5. Termination. This Agreement may be terminated by Mr. Kurtz's voluntary resignation upon a minimum of three months notice (other than in the case of unforeseen health problems). If Mr. Kurtz's employment is terminated during the Agreement Term, the following provisions shall apply:

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     (a)  Termination of Employment by Advest Without Cause or by
Mr. Kurtz for Good Reason. If, before the end of the Agreement Term, Advest terminates Mr. Kurtz's employment for any reason other than for Cause (as defined below), or if Mr. Kurtz terminates his employment with Advest for Good Reason (as defined below), Advest shall pay to Mr. Kurtz immediately after the date of termination in a lump-sum in immediately available funds, an amount equal of the sum of (i) Mr. Kurtz's annual base salary which is accrued but unpaid as of the date of the termination,
(ii) that portion of Mr. Kurtz's additional compensation under the MIP ("Bonus") which is earned with respect to the fiscal year ending prior to the date of termination but that is unpaid as of the date of termination, (iii) the product of (A) the amount of the Bonus to which Mr. Kurtz would have been entitled had he been employed by Advest on the last day of the fiscal year containing the date of termination (calculated based upon Mr. Kurtz's average Bonus for the three years immediately prior to his termination of employment) multiplied by (B) a fraction, the numerator of which is the number of days which have elapsed in such fiscal year through the date of termination and the denominator of which is 365 ("Pro-Rata Annual Bonus"), (iv) Mr. Kurtz's salary through the end of the Agreement Term, and (v) Mr. Kurtz's Bonus through the end of the Agreement Term (calculated based upon his average Bonus for the three years immediately prior to his termination of employment). In addition, notwithstanding any other provision of this Agreement, if Mr. Kurtz's employment is terminated by Advest other than for Cause or by Mr. Kurtz for Good Reason, all options granted to Mr. Kurtz under the Advest Group, Inc. 1993 Stock Option Plan, the Advest Group, Inc. 1986 Stock Option Plan, the Advest Group, Inc. 1983 Incentive Stock Option Plan, the Advest Group Executive Equity Plans, and any other outstanding equity that Mr. Kurtz received under any other plan or agreement (collectively, "Equity
Incentive Awards"), shall immediately and fully vest upon the date of termination, and shall remain exercisable for not less than 90 days therefrom. Through the end of the Agreement Term, Mr. Kurtz shall also continue to participate in all Advest-sponsored incentive, savings and retirement plans, and shall continue to receive benefits under all welfare benefit plans, practices, policies and programs provided by Advest (including, and without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel insurance plans and programs) applicable to other senior executives of Advest; provided, however, that any amounts paid under this sentence shall be reduced by any similar benefits earned by Mr. Kurtz as a result of employment by another employer.

     For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following events:

          (i) failure of Mr. Kurtz to continue to be appointed or elected to the positions of President and member of the Board of Directors of Advest;

          (ii) assignment of Mr. Kurtz of any duties materially and adversely inconsistent with Mr. Kurtz's position as President and member of the Board of Directors, including status, offices, or responsibilities, or any other

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     action of Advest that results in a material and
     adverse change in such position, status, offices, titles or responsibilities or any other material adverse change to the terms and conditions of Mr.
     Kurtz's employment under this Agreement;

          (iii)     any material and adverse change in Mr.
     Kurtz's reporting responsibilities;

          (iv) any material breach by Advest of the provisions of this Agreement;

          (v)  Advest's requiring, without written consent of Mr.
     Kurtz, that Mr. Kurtz be based at any office or location more than 50 miles from his regular place of business as of the date of the execution of this Agreement;

          (vi) the liquidation or dissolution of Advest, or sale of substantially all of the assets of Advest or the sale of assets of Advest which produce more than 30% of Advest's gross revenues unless in advance of any such sale Mr. Kurtz waives this provision in writing; or

          (vii) any purported termination of Mr. Kurtz's employment under this Agreement which is not for Cause in strict accordance with Sections 5(a) and 5(d) and of this Agreement.

     For purposes of this Agreement, "Cause" shall mean willful misconduct, gross negligence, the conviction of Mr. Kurtz of a criminal offense for violation of the securities laws or involving moral turpitude, or a determination by the Board (a "Determination") that (i) Mr. Kurtz has or is engaged in the securities industry in any capacity, including as an employee or consultant, that the Board has determined to be materially detrimental to Advest or its business, and Mr. Kurtz has not provided the Board with adequate assurance that he will refrain therefrom after written request from the Board, or (ii) Mr. Kurtz has breached his obligation under Section 6. Notwithstanding the foregoing, Mr. Kurtz shall not be deemed to have been terminated for Cause without (1) Cause having been committed by Mr. Kurtz,
(2) advance written notice provided to Mr. Kurtz not less than fourteen (14) days prior to the date of termination, setting forth Advest's intention to consider terminating Mr. Kurtz including a statement of the date of termination and the specific detailed basis for such consideration for Cause, (3) an opportunity for Mr. Kurtz, together with his counsel, to be heard before the Board during the fourteen (14) day period ending on the date of termination, (4) determination in accordance with the next to last sentence of this Section 5(a) by the members of the Board, that the actions of Mr. Kurtz constituted Cause and that Mr. Kurtz's employment should accordingly be terminated for Cause, and (5) a written determination provided by the Board setting forth in full specificity the basis of such termination of employment. By determination of the Board in accordance with the next to the last sentence of this Section 5(a), Advest may suspend Mr. Kurtz from his duties for a period of up to thirty
(30) days with full pay and benefits hereunder during the period of time in which the Board is making a determination as to whether to terminate for Cause. Any determination by the Board hereunder shall be made by the affirmative vote of the non-employee members of the Board with a vote in favor of the determination by a number of non-employee members who constitute at least 75% of

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the non-employee members of the Board.  Any purported termination of employment of Mr. Kurtz by Advest which does not meet each and every substantive and procedural requirement of this Section 5(a) shall be treated for all purposes under this Agreement as a Termination of Employment Without Cause as addressed under this
Section 5(a).

     (b) Termination Due to Death. If before the end of the Agreement Term Mr. Kurtz's employment terminates due to death, Advest shall immediately after the date of such termination pay to Mr. Kurtz, or to Mr. Kurtz's Beneficiary (as defined below), a lump-sum amount equal to the sum of (A) Mr. Kurtz's annual base salary which is accrued but unpaid as of the date of termination, plus (B) that portion of Mr. Kurtz's annual Bonus which is earned with respect to the fiscal year ending prior to the date of termination but which is unpaid as of the date of termination, plus (C) Mr. Kurtz's Pro-Rata Annual Bonus for the fiscal year containing the date of termination. In addition, Mr. Kurtz's Equity Incentive Awards shall immediately and fully vest upon the date of termination, and shall remain exercisable for not less
than one year therefrom.    For purposes of this Agreement, Mr.
Kurtz's "Beneficiary" shall mean such person as Mr. Kurtz shall designate pursuant to Section 11.2 of the Advest Thrift Plan, or, if no such beneficiary designation is in effect, his estate.

     (c) Termination Due to Disability. If before the end of the Agreement Term Mr. Kurtz's employment is terminated due to a mental or physical disability which prevents Mr. Kurtz from performing the essential functions of the office of President for a continuous period of at least six months, and which in the opinion of the Board of Directors will be permanent or will last for an indefinite duration, Mr. Kurtz shall receive immediately after the date of termination: (i) all benefits which are normally provided to senior Advest executives in the event of disability, and (ii) a lump-sum amount equal to the sum of (A)
Mr. Kurtz's annual base salary which is accrued but unpaid as of the date of termination, plus (B) that portion of Mr. Kurtz's annual Bonus which is earned with respect to the fiscal year ending prior to the date of termination but which is unpaid as of the date of termination, plus (C) Mr. Kurtz's Pro-Rata Annual Bonus for the fiscal year containing the date of termination. In addition, Mr. Kurtz's Equity Incentive Awards shall immediately and fully vest upon the date of termination, and shall remain exercisable for not less than one year therefrom.

     (d) Termination of Employment by Advest for Cause, or by Mr. Kurtz for other than Good Reason. If Mr. Kurtz's employment is terminated by Advest for Cause, or by Mr. Kurtz for other than Good Reason, Mr. Kurtz shall receive immediately after the date of termination a lump-sum amount equal to the sum of (i) Mr. Kurtz's annual base salary which is accrued but unpaid as of the date of termination, and (ii) that portion of Mr. Kurtz's annual Bonus which is earned with respect to the fiscal year ending prior to the date of termination but which is unpaid as of the date of termination.

     (e) Other Termination Benefits. In addition to any amounts or benefits payable upon a termination of employment under the terms of this Agreement, and except as otherwise provided herein, Mr.
Kurtz shall be entitled to any payments or benefits provided under the terms of any

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plan, policy or program of Advest or as otherwise required by applicable law; provided, however, that amounts payable hereunder shall be reduced by any severance compensation to which Mr. Kurtz may be entitled and is paid under any plan, policy, or program of Advest.

     (f) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Advest is otherwise obligated to provide certain benefits under this Agreement, Advest may elect to provide an alternative benefits as follows:

     (i) In the event that Advest would otherwise be obligated to alter the vesting or exercisability provisions of any Equity Incentive Awards, in its discretion Advest may offer to pay to Mr. Kurtz in lieu thereof a lump sum amount equal to the amount, if any, by which the market value of the underlying equity as of the date of termination exceeds the
     exercise price.   Mr. Kurtz may accept this offer by Advest
     or elect to exercise any rights he may have under the Equity Incentive Awards without modification.

     (ii) To the extent that it would violate applicable law or regulation or the provisions of any Advest-sponsored incentive, savings or retirement plan or any welfare benefit plan, practices policy or program, Advest shall be excused from offering Mr. Kurtz participation in such plan, policy or program. In that event, Advest shall pay to Mr. Kurtz an amount equal to the net after-tax cost that would be incurred by Mr. Kurtz in obtaining comparable alternative benefits. In the case of any benefits receivable under health, life or disabilty insurance policies, this amount will be deemed to be the net after-tax cost of obtaining such coverage.

     (iii) Advest will use its best efforts to obtain for Mr. Kurtz Directors and Officers insurance coverage to the extent called for under paragraph 6(c) and will do so unless it would involve excessive and unreasonable expense. If Advest fails to obtain required coverage for Mr. Kurtz, without limitation of Advest's obligations under Section 6(c), it will nevertheless provide to Mr. Kurtz indemnification for costs and expenses comparable to that which would have been provided by such a policy.

     6. Confidential Information. Mr. Kurtz shall not at any time after termination of employment reveal to anyone other than authorized representatives of Advest, or use for his own benefit or the benefit of any third party, any trade secrets, customer information or other information that has been designated as confidential by Advest or is understood by Mr. Kurtz to be confidential, unless such information is or becomes available to the public or is otherwise public knowledge or in the public domain for reasons other than Mr. Kurtz's acts or omissions.

     7. Amendments. This Agreement can only be altered by written amendment executed by both parties.

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     8.   Arbitration.  Any claim controversy arising between the
     parties shall be settled by arbitration before a New York Stock Exchange, National Association of Securities Dealers, or American Arbitration Association panel at the option of the employee. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under this Agreement. The decision of the arbitrators shall be final and binding on Advest and Mr. Kurtz, who shall each pay their own legal fees and expenses associated with arbitration and share any arbitration fees.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

THE ADVEST GROUP, INC.


By:   /S/ ALLEN WEINTRAUB               /s/ GRANT W. KURTZ
      -----------------------           ------------------
      Allen Weintraub                   Grant W. Kurtz
      Chief Executive Officer           in his individual
                                        capacity

CONFIRMED


By:   /S/ RICHARD G. DOOLEY
      --------------------------------
      Richard G. Dooley
      Chairman, Compensation Committee
      for the Board of Directors


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